EXHIBIT 10.14

EXECUTION DRAFT

CREDIT AGREEMENT

Dated as of August 19, 2005

by and between

EMERGING VISION, INC.

and

MANUFACTURERS AND TRADERS TRUST COMPANY

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
SECTION 1.01.	Definitions	1
SECTION 1.02.	Terms Generally	9
ARTICLE II REVOLVING CREDIT LOAN	9
SECTION 2.01.	Revolving Credit Loans	9
SECTION 2.02.	Revolving Credit Note	10

ARTICLE III PROVISIONS RELATING TO ALL EXTENSIONS OF CREDIT; FEES AND PAYMENTS	10
ARTICLE IV REPRESENTATIONS AND WARRANTIES	14
SECTION 4.01.	Organization, Powers	14
SECTION 4.02.	Authorization of Borrowing, Enforceable Obligations	14

i

SECTION 4.13.	Security Documents	17
SECTION 4.14.	Disclosure	17
SECTION 4.15.	Financial Condition; Taxes	17
SECTION 4.16.	Subsidiaries.	17
ARTICLE V CONDITIONS OF LENDING	18
SECTION 5.01.	Conditions to Initial Extension of Credit	18
SECTION 5.02.	Conditions to All Extensions of Credit	19
ARTICLE VI AFFIRMATIVE COVENANTS	20
ARTICLE VII NEGATIVE COVENANTS	24

ARTICLE VIII EVENTS OF DEFAULT	30
SECTION 8.01.	Events of Default	30
ARTICLE IX MISCELLANEOUS	33

  SCHEDULES

Schedule 1.01	-	Store Properties
Schedule 4.08	-	Environmental Matters
Schedule 4.16	-	Subsidiaries
Schedule 6.01	-	Insurance Policies
Schedule 7.01	-	Permitted Liens
Schedule 7.02	-	Indebtedness
Schedule 7.03	-	Guaranties

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Security Agreement
Exhibit C	-	Form of Guaranty
Exhibit D	-	Intentionally Omitted
Exhibit E	-	Form of Opinion of Counsel
Exhibit F	-	Intentionally Omitted
Exhibit G	-	Form of Trademark Collateral Security Agreement

CREDIT AGREEMENT, dated as of August 19, 2005, by and between EMERGING VISION, INC., a New York corporation (the “Company”) and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation (the “Bank”).

RECITALS

The Company has requested the Bank to extend credit from time to time and the Bank is willing to extend such credit to the Company, subject to the terms and conditions hereinafter set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.            Definitions. As used herein, the following words and terms shall have the following meanings:

“Additional Costs” shall have the meaning set forth in Section 3.04.

“Affiliate” shall mean, with respect to a specified Person, another Person which, directly or indirectly, controls or is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, by contract or otherwise; provided that, in any event, any Person who owns, directly or indirectly, 15% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 15% or more of the partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate Outstandings” shall mean, on the date of determination, the sum of the aggregate outstanding principal amount of all Revolving Credit Loans.

“Agreement” shall mean this Credit Agreement, dated as of March 27, 2003, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Bank” shall have the meaning set forth in the preamble hereto.

“Borrowing Date” shall mean, with respect to any Revolving Credit Loan, the date of which such Revolving Credit Loan is disbursed to the Company.

“Business Day” shall mean any day not a Saturday, Sunday or legal holiday, on which banks in New York City are open for business; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall mean any day on which dealings are carried on in the London interbank eurodollar market.

“Capital Lease” shall mean any lease the obligations of which are required to be capitalized on the balance sheet of a Person in accordance with Generally Accepted Accounting Principles.

“Cash Equivalents” shall mean (a) direct obligations of the United States of America or any governmental agency thereof which are unconditionally guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (b) dollar denominated certificates of time deposit maturing within one year issued by any commercial bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; (c) money market mutual funds having assets in excess of $2,500,000,000; (d) commercial paper rated not less an P-1 or A-1 or their equivalent by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively; and (e) tax exempt securities of a U.S. issuer rated A or better by Standard and Poor’s Corporation or Moody’s Investors Service, Inc.

“Change of Control” shall mean any event, which occurs after the Closing Date, which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) during any period of up to 12 consecutive months, individuals who at the beginning of such 12-month period were directors of the Company ceasing for any reasons to constitute a majority of the Board of Directors of the Company; or (iii) any Person, or two or more Persons acting in concert, acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Company (or securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors.

“Chief Financial Officer” shall mean the Chief Financial Officer of the Company.

“Closing Date” shall mean August 19, 2005.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean the Revolving Credit Commitment.

“Company” shall have the meaning set forth in the preamble hereto.

“Debt Service Coverage Ratio” shall mean, for any period, the ratio of (a) EBITDA minus dividends and/or distributions for the applicable period, to (b) the sum of (i) Interest Expense plus (ii) the current portion of all Indebtedness having an original maturity of one year or more (including Capital Leases) minus (iii) for all periods through April 14, 2007 only, the Rescission Indebtedness. All the foregoing categories shall be determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis and shall be calculated

(without duplication) over the four fiscal quarters immediately preceding the date of calculation thereof.

“Default” shall mean any condition or event which upon notice, lapse of time or both would constitute an Event of Default.

“Dollar” and the symbol “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean for any period, Net Income (or net loss) of the Company for such period, plus (in each case to the extent deducted in determining such Net Income (or net loss)) the sum, without duplication, of (a) gross interest expense, (b) depreciation and amortization expenses or charges, (c) all income taxes to any government or governmental instrumentality expensed on the Company’s books (whether paid or accrued), and (d) non-cash expenses related to the stock compensation and stock awards by the Company, all determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters immediately preceding the date of calculation thereof.

“Environmental Law” shall mean any law, ordinance, rule, regulation, or policy having the force of law of any Governmental Authority relating to pollution or protection of the environment or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), and the rules and regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Guarantor, would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurocurrency Reserve Requirement” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves, under any regulations of the Board of Governors of the Federal Reserve System or any other governmental authority having jurisdiction with respect thereto) as from time to time in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D) maintained by the Bank.

“Event of Default” shall have the meaning set forth in Article VIII.

“Executive Officer” shall mean any of the President, any Senior Vice President, the Chief Executive Officer, the Treasurer, Chief Financial Officer or the Secretary of the Company or of

any of the Guarantors, as applicable, and their respective successors, if any, designated by the Board of Directors, managing members or member, or other governing body, as applicable, thereof.

“Franchisee” shall mean any Person that has been granted, or that hereafter is granted, the right to operate a Company franchise, including, without limitation, under the tradenames “Sterling Optical”, “Site for Sore Eye’s”, “Singer Specs” and/or “Duling Optical”.

“Funded Debt” shall mean the sum of (i) all Indebtedness of the Company for borrowed money, including obligations with respect to Capital Leases and Subordinated Indebtedness, minus (ii) for all periods through April 14, 2007 only, the Rescission Indebtedness, all calculated over the most recent four fiscal quarters ended on or prior to the date of calculation thereof.

“Generally Accepted Accounting Principles” or “GAAP” shall mean those generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Guarantors” shall mean VisionCare of California, a California corporation and each Person who, from time to time, is required to execute a Guaranty in accordance with Section 6.12; provided such Person’s status as a Guarantor shall be effective as of the date of such execution.

“Guaranty” shall mean the Guaranty, in the form attached hereto as Exhibit D, to be executed and delivered by the Guarantors on the Closing Date and thereafter by any Operating Company Subsidiary required to execute and deliver a Guaranty in accordance with Section 6.12, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean any explosives, radioactive materials, or other materials, wastes, substances, or chemicals regulated as toxic, hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Indebtedness” shall mean, without duplication, as to any Person or Persons, (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services (other than trade liabilities and accrued expenses incurred in the ordinary course of business); (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under hedging agreements and foreign currency exchange agreements, as calculated in accordance with accepted practice; (i) all obligations of such Person in respect of bankers’ acceptance and (j) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit.

“Interest Payment Date” shall mean the first day of each calendar month during the term hereof and the date the Revolving Credit Loans are paid in full or in part.

“Interest Period” shall mean each period commencing on the first Business Day of each month and ending one month thereafter; provided, however, that no Interest Period may end later than the Revolving Credit Termination Date.

“Lending Office” shall mean 401 Broad Hollow Road, Melville, New York 11747, or such other office as the Bank may designate in writing from time to time to the Company.

“LIBOR” shall have the meaning set forth in the Revolving Credit Note.

“LIBOR Loan” shall mean the Revolving Credit Loan at such time as they are made and/or being maintained at a rate of interest based upon LIBOR.

“Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing

“Loan Documents” shall mean, collectively, this Agreement, the Revolving Credit Note, the Security Documents, the Guaranties, and each other agreement executed in connection with the transactions contemplated hereby or thereby, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, operations, property, prospects or condition (financial or otherwise) of the Company, or (b) the ability of the Company or any Guarantor (if any) to perform any material obligations under any Loan Document to which it is (or they are) a party.

“Operating Company Subsidiary” shall mean any Subsidiary of the Company which is not a Real Estate Affiliate.

“Net Income” shall mean, for any period, the net income (or net loss) of the Company for such period determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Net Worth” shall mean (a) Total Assets less (b) Total Liabilities, in each case, determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis and shall be calculated (without duplication) over the four fiscal quarters immediately preceding the date of calculation thereof.

“Obligations” shall mean all obligations, liabilities and indebtedness of the Company to the Bank, whether now existing or hereafter created, absolute or contingent, direct or indirect,

due or not, whether created directly or acquired by assignment or otherwise, arising under or relating to this Agreement, the Revolving Credit Note or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Revolving Credit Loan, and all fees, costs, expenses and indemnity obligations of the Company hereunder or under any other Loan Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean any acquisition (whether by merger or otherwise) by the Company or any Guarantor of more than 50% of the outstanding capital stock, membership interest, partnership interest or other similar ownership interest of a Person which is engaged in a line of business similar to the business of the Company or such Guarantor (or reasonable extensions thereof) or the purchase of all or substantially all of the assets owned by such Person; provided (a) the Bank shall have received a duly executed Guaranty and Security Agreement, to the extent required to be delivered pursuant to Section 6.12 hereof; (b) the Bank shall have been satisfied that all third party and governmental consents and approvals, necessary in connection with the consummation of the Permitted Acquisition, shall have been obtained; (c) the Bank shall receive evidence reasonably satisfactory to it that the shares or other interests in the Person, or the assets of the Person, which is the subject of the Permitted Acquisition are free and clear of all Liens, except Permitted Liens, including, without limitation, with respect to the acquisition of shares or other equity interests, free of any restrictions on transfer other than restrictions applicable to the sale of securities under the federal and state securities laws and regulations generally; (d) the Bank shall have received the documentation governing the proposed acquisition, including, without limitation, the purchase agreement with respect thereto, together with such other additional documentation or information with respect to the proposed acquisition as the Bank may reasonably require; (e) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the acquisition on a pro forma basis and the Bank shall have received projections and pro forma financial statements showing that no Default or Event of Default shall have occurred after giving effect to such acquisition; and (f) the acquisition has either (i) been approved by the Board of Directors or other governing body of the Person which is the subject of the acquisition or (ii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by the shareholders or such members if shareholder or such member approval is required under applicable law or the by-laws, certificate of incorporation or other governing instruments of such Person.

“Permitted Liens” shall mean the Liens specified in clauses (a) through (m) of Section 7.01.

“Permitted Sale Transaction” shall mean the sale of a Store Property (and the inventory, equipment, fixtures, and other assets relating thereto) by the Company and/or any Guarantor, whichever is the owner thereof, to a Franchisee.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

“Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which covers, or at any time during the five calendar years preceding the date of this Agreement covered, employees of the Company, any Guarantor or an ERISA Affiliate on account of such employees’ employment by the Company, any Guarantor or an ERISA Affiliate.

“Prime Rate” shall mean the rate per annum announced by the Bank from time to time as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective on the date such change is announced to become effective.

“Real Estate Affiliate” shall mean any Subsidiary to which the Company transfers, or which the Company establishes for the primary purpose of entering into and holding, a real estate lease or sublease relating to one or more of the Store Properties.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean, with respect to the Bank, any change after the Closing Date, in United States federal, state or municipal laws or regulations (including Regulation D) or any foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank under any United States federal, state or municipal laws or regulations or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.

“Rescission Indebtedness” shall mean Indebtedness of the Company as a result of the $520,000 payment due to be made by the Company on or about April 14, 2007 in connection with the Company’s rescission of the exercise of rights to purchase 13,000,000 shares and warrants (to purchase shares) of the Company’s common stock.

“Revolving Credit Commitment” shall mean the Bank’s obligation to make Revolving Credit Loans to the Company in an aggregate amount not to exceed $2,000,000.

“Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitment to extend Revolving Credit Loans shall terminate as provided herein.

“Revolving Credit Loan” shall have the meaning specified in Section 2.01.

“Revolving Credit Note” shall mean the promissory note of the Company, substantially in the form of Exhibit A hereto evidence Revolving Credit Loans made by the Bank hereunder.

“Revolving Credit Termination Date” shall mean August 19, 2007.

“Security Agreement” shall mean the Security Agreement in the form attached hereto as Exhibit B to be executed and delivered on the Closing Date by the Company and each Guarantor and thereafter by each Person who may be required to execute the same pursuant to Section 6.12, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, the Trademark Collateral Security Agreement and each other collateral security document delivered to the Bank hereunder.

“Solvent” shall mean, with respect to any Person, as of the date of determination thereof that (a) the amount of the present fair market value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair market value of the assets of such Person will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an insufficient amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature, in accordance with their respective terms, as amended, restated, supplemented or otherwise modified from time to time.

“Store Properties” and “Store Property” shall mean each of the retail optical stores leased or subleased by the Company or any of Guarantor (including any Real Estate Affiliate) with the business and assets (other than real property) thereof owned and operated by the Company and any Guarantor and any Franchise at the real properties situated at the locations listed on Schedule 1.01 hereto, as such schedule may be amended, from time to time, by the Company.

“Subordinated Debt” or “Subordinated Indebtedness” shall mean all debt which is subordinated in right of payment to the prior final and indefeasible payment in full of the Obligations of the Company and/or of Guarantor to the Bank hereunder and under any other Loan Document on terms satisfactory to, and approved in writing by, the Bank.

“Subsidiaries” shall mean, with respect to any Person, any corporation, association or other business entity more than 50% of the voting stock or other ownership interests (including, without limitation, membership interests in a limited liability company) of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.

“Total Assets” means, at a particular date, all amounts which would, in conformity with GAAP, be included under total assets on a balance sheet of the Company.

“Total Liabilities” shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under total liabilities on a balance sheet of the Company.

“Trademark Collateral Security Agreement” shall mean the Trademark Collateral Security Agreement, in the form attached hereto as Exhibit G to be executed and delivered on the

Closing Date by the Company, as amended, restated, supplemented or otherwise modified, from time to time..

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

SECTION 1.02.           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles. The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary. The word “will” shall be construed to have the same meaning in effect as the word “shall”. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, all of which are by this reference incorporated into this Agreement.

ARTICLE II

REVOLVING CREDIT LOAN

                SECTION 2.01.           Revolving Credit Loans.

(a)          Subject to the terms and conditions hereof, and relying upon the representations and warranties set forth herein, the Bank agrees to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Company from time to time, from and including the date hereof to but excluding the Revolving Credit Termination Date, up to but not exceeding at any one time outstanding the amount of the Revolving Credit Commitment; provided, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, the Aggregate Outstandings would exceed the Revolving Credit Commitment in effect at such time. During the Revolving Credit Commitment Period, the Company may from time to time borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Credit Termination Date, subject to the terms, provisions and limitations set forth herein. The Revolving Credit Loan shall be a LIBOR Loan, subject to Section 3.01(f) hereof.

(b)          The Company shall give the Bank irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m., New York, New York time, on the date of each proposed Revolving Credit Loan under this Section 2.01. Such notice shall be irrevocable and shall specify (i) the amount of the proposed borrowing, and (ii) the proposed use of the Revolving Credit Loan proceeds. Except for borrowings which utilize the full remaining amount of the Revolving Credit Commitment, each borrowing shall be in an amount not less than $25,000 or, if greater, whole multiples of $25,000 in excess thereof. Funding of all Revolving Credit Loans shall be made in accordance with Section 3.08 of this Agreement.

(c)           The Company shall have the right, upon not less than three Business Days’ prior written notice to the Bank, to terminate the Revolving Credit Commitment or from time to time to permanently reduce the amount of the Revolving Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Aggregate Outstandings at such time would exceed the Revolving Credit Commitment as then reduced. Any such reduction shall be in the amount of $25,000 or whole multiples of $25,000 in excess thereof, and shall reduce permanently the amount of the Revolving Credit Commitment then in effect.

(d)          The agreement of the Bank to make Revolving Credit Loans pursuant to this Section 2.01 shall automatically terminate on the Revolving Credit Termination Date. Upon such termination, the Company shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.

SECTION 2.02.            Revolving Credit Note. The Revolving Credit Loans made by the Bank shall be evidenced by the Revolving Credit Note, with appropriate insertions, duly executed and completed by the Company payable to the order of the Bank and representing the obligation of the Company to pay the unpaid principal amount of the Revolving Credit Loans with interest thereon as prescribed in Section 3.01. The Bank is hereby authorized to record the date and amount of each Revolving Credit Loan, the date and amount of each payment of principal thereof, and the principal amount subject thereto and interest rate with respect thereto in the Bank’s records or on the grid schedule annexed to the Revolving Credit Note; provided, however, that the failure of the Bank to set forth each payment and other information shall not in any manner affect the obligation of the Company to repay the Revolving Credit Loans. The Revolving Credit Note, the grid schedule and the books and records of the Bank shall constitute presumptive evidence of the information so recorded absent manifest error. The Revolving Credit Note shall (a) be dated the date hereof, (b) be stated to mature on the Revolving Credit Termination Date and (c) bear interest on the unpaid principal amount thereof from time to time outstanding as provided herein. The Revolving Credit Loans shall be further subject to the terms and conditions set forth in the Revolving Credit Note.

ARTICLE III

PROVISIONS RELATING TO ALL EXTENSIONS OF CREDIT;

FEES AND PAYMENTS

SECTION 3.01.            Interest Rate.

(a)         The Revolving Credit Loans shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to LIBOR plus two and three-quarters percent (2.75%), subject to the terms and conditions of the Revolving Credit Note.

(b)          Upon the occurrence and during the continuance of an Event of Default the outstanding principal amount of the Revolving Credit Loans (excluding any defaulted payment of principal accruing interest in accordance with clause (c) below), shall, at the option of the Bank, bear interest payable on demand at a rate of interest 3% per annum in excess of the interest rate otherwise then in effect.

(c)          If the Company shall default in the payment of the principal of or interest on the Revolving Credit Loan or any other amount becoming due hereunder, the Company shall pay interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of 3% per annum in excess of the interest rate otherwise in effect.

(d)          Anything in this Agreement or in the Revolving Credit Note to the contrary notwithstanding, the obligation of the Company to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to the Bank to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to the Bank limiting the rates of interest that may be charged or collected by the Bank. In each such event payments of interest required to be paid to the Bank shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by the Bank. If the provisions of this Agreement or the Revolving Credit Note would at any time otherwise require payment by the Company to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to the Bank shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount.

(e)          Interest on the Revolving Credit Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis of a year of 360 days and shall be payable for the actual days elapsed. Any rate of interest on the Revolving Credit Loans or other Obligations which is computed on the basis of the Prime Rate shall change when and as the Prime Rate changes in accordance with the definition thereof. Each determination by the Bank of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.

(f)           Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Bank to honor its obligation to make or maintain LIBOR Loans or the Bank is unable to make or maintain LIBOR Loans hereunder, then the Bank shall promptly notify the Company thereof and (a) the commitment of the Bank to make and to continue LIBOR Loans shall forthwith be cancelled for the duration of such illegality and (b) the Loans then outstanding as LIBOR Loans shall be converted automatically to Prime Rate Loans within such earlier period as may be required by law.

SECTION 3.02.            Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used for to fund (a) the purchase price payable in connection Permitted Acquisitions in accordance with Section 7.06 hereof and (b) general working capital needs of the Company.

SECTION 3.03.             Prepayments.

(a)            Subject to the requirements set forth in the Revolving Credit Note, the Company may at any time and from time to time prepay the then outstanding Revolving Credit

Loans, in whole or in part, without premium or penalty, upon written notice to the Bank (or telephonic notice promptly confirmed in writing) not later than, 11:00 a.m. New York, New York time one Business Day before the date of prepayment. Each notice shall be irrevocable and shall specify the date and amount of prepayment. If such notice is given, the Company shall make such prepayment on the date and the amount specified in such notice. Each partial prepayment pursuant to this Section 3.03 shall be in a principal amount of $25,000 or whole multiples of $25,000 in excess thereof.

(b)          Each prepayment pursuant to this Section 3.03 shall be accompanied by accrued interest to the date prepaid on the amount prepaid and all amounts, if any, due pursuant to Section 3.03 hereof.

SECTION 3.04.	Additional Costs.

(a)          The Company shall pay to the Bank, from time to time, within ten (10) Business Days of receipt by the Company of the written demand of the Bank such amounts as the Bank may reasonably determine to be necessary to compensate it for any additional costs actually incurred by the Bank which it reasonably determines are attributable to its obligation to make the Revolving Credit Loans hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of the Revolving Credit Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Revolving Credit Note in respect of the Revolving Credit Loan or obligations (other than taxes imposed on the overall net income of the Bank for any of such obligations by the jurisdiction in which the Bank has its principal office or lending office); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including the Revolving Credit Loan); or (iii) imposes any other condition affecting this Agreement or the Revolving Credit Note (or any of such extensions of credit or liabilities) and the Bank’s obligations with respect thereto. The Bank will give notice to the Company in writing of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 3.04(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

(b)          Without limiting the effect of the foregoing provisions of this Section 3.04 (but without duplication), the Company shall pay to the Bank, from time to time, on written request such amounts as the Bank may reasonably determine to be necessary to compensate the Bank for any costs which it reasonably determines are attributable to the maintenance by it or any of its Subsidiaries pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority, of capital in respect of the Revolving Credit Loan or other Obligations hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). The Bank will notify the Company in writing, if it is entitled to compensation pursuant to this Section 3.04(b) as promptly as practicable after it determines to request such compensation.

(c)          Determinations and allocations by the Bank for purposes of this Section 3.04 of the effect of any Regulatory Change pursuant to subsection (a), or of the effect of capital maintained pursuant to subsection (b), on its costs of making or maintaining the Revolving Credit Loan or its obligation to make the Revolving Credit Loan, or on amounts receivable by, or the rate of return to, it in respect of the Revolving Credit Loans, and of the additional amounts required to compensate the Bank under this Section 3.04, shall be conclusive, absent manifest error, if such determination is made reasonably by the Bank and in good faith.

(d)          The Bank shall furnish to the Company a written explanation of the Regulatory Change and calculations, in reasonable detail, setting forth the Bank’s determination of any such Additional Costs pursuant to this Section 3.04.

(e)         The Company shall further pay to the Bank such amounts as may be required pursuant to the Revolving Credit Note.

SECTION 3.05.            Survival. The indemnities and other obligations set forth in Section 3.04 shall survive payment in full of all Revolving Credit Loans or extensions of credit made pursuant to this Agreement and the Revolving Credit Termination Date.

SECTION 3.06.           Fees. The Company shall pay to the Bank a commitment fee of $15,000, payable as follows: $7,500, on the Closing Date and $7,500 on the first anniversary of the Closing Date.

SECTION 3.07.           Payments Generally. All payments under this Agreement or the Revolving Credit Note, shall be made in Dollars in immediately available funds to the Bank not later than 1:00 p.m. New York City time on the relevant dates specified above (each such payment made after such time on such due date is to be deemed to have been made on the next succeeding Business Day), to the Bank’s office at 401 Broad Hollow Road, Melville, New York 11747. The Company will notify the Bank of any payment pursuant to the provisions of this Section 3.05 at the same time it makes any such payment. The Bank may (but shall not be obligated to) debit the amount of any such payment to any ordinary deposit account of the Company with the Bank. The Bank agrees to provide the Company prompt written notice of any such debit which notice shall indicate how such debited amount was applied by the Bank. The Company shall, at the time of making each payment under this Agreement or the Revolving Credit Note, specify to the Bank the principal or other amount payable by the Company under this Agreement or the Revolving Credit Note to which such payment is to be applied; provided, however, that in the event that the Company fails to so specify, or if a Default or an Event of Default has occurred and is continuing, the Bank shall apply such payment as it may elect in its sole discretion. If the due date of any payment under this Agreement or the Revolving Credit Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the Revolving Credit Loans hereunder, the Company represents and warrants to the Bank that:

SECTION 4.01.           Organization, Powers. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, (b) has the corporate power and authority to own or lease its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except where the failure to be so qualified would not have a Material Adverse Effect, (d) has the corporate power to execute, deliver and perform each of the Loan Documents to which it is a part y, (e) has the power to borrow hereunder and to execute and deliver the Revolving Credit Note, and (f) is in compliance in all material respect with all applicable federal, state and local laws, rules and regulations. Each Guarantor (a) is a corporation, limited liability company or limited partnership duly organized or formed, as applicable, validly existing and in good standing under the laws of the state of its incorporation or formation, (b) has the power and authority to own or lease its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification, (d) has the power to execute, deliver and perform each of the Loan Documents to which it is a party, and (e) is in compliance in all material respect with all applicable federal, state and local laws, rules and regulations.

SECTION 4.02.          Authorization of Borrowing, Enforceable Obligations. The execution, delivery and performance by the Company of this Agreement, and the other Loan Documents to which it is a party, and the borrowing and the other extensions of credit to the Company hereunder, and the execution, delivery and performance of each Guarantor of the Loan Documents to which such Guarantor is a party, (a) have been duly authorized by all requisite corporate or limited liability company action, as the case may be, (b) will not violate, in any material respect, or require any consent (other than consents as have been made or obtained and which are in full force and effect) under (i) any provision of law applicable to the Company or any Guarantor, any rule or regulation of any Governmental Authority, or the Articles of Formation or Operating Agreement or the other organizational documents of the Company or any Guarantor, or (ii) any order of any court or other Governmental Authority binding on the Company or any Guarantor or any indenture, agreement or other instrument to which the Company is a party, or by which the Company or any Guarantor or any of its property is bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, of any nature whatsoever upon any of the property or assets of the Company or Guarantor other than as contemplated by this Agreement or the other Loan Documents. This Agreement and each other Loan Document to which the Company and any Guarantor is a party constitutes a legal, valid and binding obligation of the Company and such Guarantor, as the case may be, enforceable against the Company and such Guarantor, as the case may be, in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium, insolvency and similar laws affecting creditors’ rights generally or by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

creditors’ rights generally or by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03.            Litigation.

(a)          There are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any Guarantor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any Guarantor at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which could reasonably be expected to result in a Material Adverse Effect.

(b)          Neither the Company nor any Guarantor is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.04.            Agreements. Neither the Company nor any Guarantor is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Guarantor is in default (following the expiration of any applicable cure and/or grace period) in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 4.05.           Compliance with ERISA. Each ERISA Plan is in compliance in all material respects with ERISA; no ERISA Plan is insolvent or in reorganization (as defined in Section 4241 of ERISA), no ERISA Plan has an Unfunded Current Liability in excess of $25,000 in the aggregate, and no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred any material liability to or on account of an ERISA Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or reasonably expects to incur any liability under any of the foregoing sections on account of the prior termination of participation in or contributions to any such Plan; no proceedings have been instituted to terminate any ERISA Plan; no condition exists which could reasonably be expected to present a risk to the Company or any ERISA Affiliate of incurring a liability to or on account of an ERISA Plan pursuant to the foregoing provisions of ERISA and the Code in excess of $100,000 in the aggregate; and no lien imposed under the Code or ERISA on the assets of the Company or any of its ERISA Affiliates exists or to the knowledge of the Company is likely to arise on account of any ERISA Plan.

SECTION 4.06.	Federal Reserve Regulations; Use of Proceeds

(a)          Neither Company nor any Guarantor is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended from time to time).

(b)          No part of the proceeds of the Revolving Credit Loans and no other extension of credit hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

(c)          The proceeds of the Revolving Credit Loan shall be used solely for the purposes permitted under Section 3.02.

SECTION 4.07.            Approvals. Except for filings of UCC-1 financing statements and other actions necessary to perfect the Liens created by the Security Documents, no registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or any Guarantor or with the execution and delivery of the other Loan Documents to which it is a party or, with respect to the Company, the borrowing and each other extension of credit hereunder, other than registrations, consents and approvals received prior to the date hereof and disclosed to the Bank and which are in full force and effect, or such registrations, consents or approvals the failure of which to obtain would not have a Material Adverse Effect.

SECTION 4.08.            Hazardous Materials. Except as may be relevant with respect to the matters set forth on Schedule 4.08, and except for such non-compliance or violations which, in the aggregate, would not cause a Material Adverse Effect, the Company and each Guarantor is in compliance in all material respects with all applicable Environmental Laws and the Company has not used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by the Company or any Guarantor in any manner which violates any applicable Environmental Law. Except as may be relevant with respect to the matters set forth on Schedule 4.08, and except for such non-compliance or violations which, in the aggregate, would not cause a Material Adverse Effect, to the best actual knowledge of any officer of the Company, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates any applicable Environmental Law.

SECTION 4.09.          Investment Company Act. Neither the Company nor any Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10.           No Default. No Default or Event of Default has occurred and is continuing.

SECTION 4.11.           Permits and Licenses. The Company and each Guarantor each have all permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate their respective businesses except those the failure of which to have could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.12.           Compliance with Law. The Company and each Guarantor are in compliance, with all laws, rules, regulations, orders and decrees which are applicable to the Company or such Guarantor, or to any of their respective properties, which the failure to comply with could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.13.           Security Documents. Each Security Document shall constitute a valid and continuing lien on and security interest in the Collateral referred to in such Security Agreement in favor of the Bank, which shall be, upon filing of the UCC-1 financing Statements delivered on the Closing Date on behalf of the Company and the Guarantors, at the offices in the appropriate jurisdictions prior to all Liens (other than Permitted Liens).

SECTION 4.14.            Disclosure. Neither this Agreement, any other Loan Document, nor any other document, certificate or written statement furnished to the Bank, or the Bank by or on behalf of the Company or any Guarantor for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

SECTION 4.15.	Financial Condition; Taxes.

(a)          The Company have heretofore furnished to the Bank (i) the audited balance sheet of the Company and the related statements of income, retained earnings and cash flow of the Company, audited by Miller, Ellin & Company, independent certified accountants for the fiscal year ended December 31, 2004, and (ii) the management-prepared balance sheet of Company and the related statements of income, retained earnings and cash flow of Company for the three month period ended March 30, 2005. Such financial statements were prepared in conformity with GAAP and fairly present the financial position and results of operations of Company as of the date of such financial statements and for the periods to which they relate and, since December 31, 2004, no material adverse change in the business, operations, prospects or assets or condition (financial or otherwise) of the Company has occurred. The Company shall deliver to the Bank a certificate by the President or Chief Financial Officer of the Company to that effect on the Closing Date. There are no obligations or liabilities contingent or otherwise, of the Company which are not reflected on such statements.

(b)	The Company is Solvent.

(c)           The Company has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes shown on said returns and all other taxes assessed against it to the extent that such taxes have become due, except taxes which are being contested in good faith and which are reserved against in accordance with GAAP.

SECTION 4.16.            Subsidiaries. The Company’s Subsidiaries as of the Closing Date are set forth on Schedule 4.16 annexed hereto.

ARTICLE V

CONDITIONS OF LENDING

SECTION 5.01.           Conditions to Initial Extension of Credit. The obligation of the Bank to make the initial Revolving Credit Loan is subject to the following conditions precedent:

(a)          Revolving Credit Note. On or prior to the Closing Date, the Bank shall have received the Revolving Credit Note duly executed by the Company.

(b)          Security Documents and Guaranty. On or prior to the Closing Date, the Bank shall have received the Security Documents duly executed by the Company and each Guarantor (together with UCC-1 financing statements required pursuant to the Security Agreement and copies of all notes payable to the Company) and the Guaranty, duly executed by the Guarantors.

(d)           Opinion of Counsel. On or prior to the Closing Date, the Bank shall have received a written opinion of counsel to the Company, dated the Closing Date and addressed to the Bank, substantially in the form of Exhibit E attached hereto.

(e)          Supporting Documents. On or prior to the Closing Date, the Bank shall have received (i) a certificate of good standing for the Company from the secretary of state of the state of its organizational jurisdiction dated as of a recent date; (ii) copies of the Certificate of Incorporation and By-laws of the Company, certified by the Secretary of the Company; and (iii) a certificate of an authorized officer or a member of the Company dated the Closing Date and certifying: (x) that attached thereto is a true and correct copy of the Certificate of Incorporation and By-laws of the Company, (y) that attached thereto is a true and correct copy of the resolutions adopted by the members or Board of Directors of the Company, authorizing the execution, delivery and performance of each of the Loan Document to which it is a party, and (z) the incumbency and specimen signature of each officer or member of the Company executing the Loan Documents on behalf of the Company; and (v) such other documents as the Bank may reasonably request.

(f)           Insurance. On or prior to the Closing Date, the Bank shall have received a certificate or certificates of insurance from an independent insurance broker or brokers confirming the insurance required to be maintained pursuant to Section 6.01 hereof.

(g)          Fees and Expenses. On or prior to the Closing Date, the Bank shall have received reimbursement of expenses in accordance with Section 9.03(b).

(h)          No Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting the Company pending or, to the knowledge of the Company or such Guarantor, threatened before any court, governmental agency or arbiter that could reasonably be expected to be adversely determined against the Company and, if so adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)           Consents and Approvals. All governmental and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Bank) and shall remain in effect, and no law or regulation shall be applicable, that in the judgment of the Bank, imposes materially adverse conditions upon the transactions contemplated hereby.

(j)	Intentionally Omitted.

(k)          Completion of Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents, shall be reasonably satisfactory in form and substance to the Bank and its counsel.

(l)         Other Information, Documentation. The Bank shall have received such other and further information and documentation as any of them may reasonably require, including, but not limited to, any information or documentation relating to compliance by the Company with the requirements of all Environmental Laws.

SECTION 5.02.           Conditions to All Extensions of Credit. The obligation of the Bank to make each Revolving Credit Loan hereunder, including, without limitation, the initial Revolving Credit Loan, is subject to the conditions precedent set forth in Section 5.01, to the extent applicable, and the following conditions precedent:

(a)          Representations and Warranties. The representations and warranties by the Company pursuant to this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Borrowing Date for such Loan, with the same effect as though such representations and warranties had been made on and as of such date unless such representation is as of a specific date, in which case, as of such date.

(b)          No Default. No Default or Event of Default shall have occurred and be continuing on the Borrowing Date for such Revolving Credit Loan or will result after giving effect to the Revolving Credit Loan requested.

(c)          Availability. After giving effect to any requested Revolving Credit Loan, the Aggregate Outstandings shall not exceed the Revolving Credit Commitment then in effect.

Each borrowing hereunder shall constitute a representation and warranty of the Company that the statements contained in clauses (a), (b), and (c) of Section 5.02 are true and correct on and as of the Borrowing Date.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Company covenants and agrees with the Bank that so long as the Commitments remain in effect, or any of the principal of, or interest on, the Revolving Credit Note or any other Obligations hereunder shall be unpaid, it will, and will cause each Guarantor (if any) to:

SECTION 6.01.           Existence, Properties, Insurance. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or limited liability company, as applicable, existence, rights and franchises and comply in all material respects with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all of its property, in each case, material to its business and keep the same in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted in the ordinary course at all times; and at all times maintain insurance covering its assets and its businesses with financially sound and reputable insurance companies or associations in such amounts and against such risks (including, without limitation, hazard, business interruption, public liability and product liability) as are usually carried by companies engaged in the same or similar business, which insurance shall include those policies listed on Schedule 6.01 hereof. Each such policy of insurance shall provide for at least thirty (30) days’ prior written notice to the Bank of any modification or cancellation of such policies and shall name the Bank as additional insured and loss payee. The Company shall provide to the Bank promptly upon receipt thereof evidence of the annual renewal of each such policy.

SECTION 6.02.            Payment of Indebtedness and Taxes. (a) Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable except in the case of Subordinated Debt to the extent payment is blocked by the applicable subordination provisions and except where (i) the validity or amount thereof is being contested in good faith and by appropriate proceedings, which proceedings shall include good faith negotiations, (ii) the Company or any Guarantor has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, and (iii) the failure to make such payment pending such contest could not reasonably be expected to have a Material Adverse Effect, and (b) pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither the Company nor any Guarantor shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Company or such Guarantor, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, levy or claim so contested; further, provided that, subject to the foregoing proviso, the Company and each Guarantor will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefor.

SECTION 6.03.	Financial Statements, Reports, etc. Furnish to the Bank:

(a)          as soon as available, but in any event within 120 days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company as of the end of such year and the related audited statements of income, shareholders equity and cash flow for such year, setting forth in each case in comparative form the respective figures as of the end of and for the previous fiscal year, and accompanied by a report thereon of an independent certified public accounting firm of nationally recognized standing selected by the Company and reasonably satisfactory to the Bank (the “Auditor”), which report shall be unqualified, prepared in accordance with Generally Accepted Accounting Principles, applied on a consistent basis, and with respect to the statements referred to in clause (ii), accompanied by a certificate to that effect executed by the Chief Financial Officer or President;

(b)          as soon as available, but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy of the unaudited interim balance sheet of the Company as of the end of each such quarter and the related unaudited interim statements of income, shareholders equity and cash flow for such quarter and the portion of the fiscal year through such date and setting forth in each case in comparative form the respective figures for the corresponding date and period in the previous fiscal year, in each case prepared by the Auditor on a compilation basis in accordance with Generally Accepted Accounting Principles, applied on a consistent basis, and accompanied by a certificate to that effect executed by the Auditor (except that, in the case of any interim financial statements, such financial statements may be condensed and may not contain all of the note information required by Generally Accepted Accounting Principles and may be subject to normal and recurring year-end audit adjustments), together with a comparison of actual results to the projections prepared by the Company and delivered to the Bank for the relevant period;

(c)          a certificate prepared and signed by the Auditor with each delivery required by clause (a) and (b) and a certificate prepared and signed by the Chief Financial Officer or President with each delivery required by clauses (a) and (b) of this Section 6.03, as to whether or not, as of the close of such preceding period and at all times during such preceding period, the Company was to its knowledge in compliance with all the material provisions in this Agreement, showing (with respect to the delivery of the financial statements referred to in clauses (a) and (b) of this Section 6.03) computation of financial covenants and quantitative negative covenants, and if the Auditor or Chief Financial Officer or President, as the case may be, shall have obtained knowledge of any default in such compliance or notice of such default, it shall disclose in such certificate such default or defaults or notice thereof and the nature thereof, whether or not the same shall constitute a Default or an Event of Default hereunder;

(d)          at all times indicated in clause (a) above, a copy of the management letter, if any, prepared by the Auditor;

(e)          as soon as available, but in any event within 15 days after the end of each fiscal year of the Company, an aging schedule of their respective accounts payables, current as of the last day of the immediately preceding fiscal quarter certified by the Chief Financial Officer or President of the Company and in form, substance and detail reasonably acceptable to the Bank;

(f)          as soon as available, but in any event within 15 days after the end of the second fiscal quarter and of each fiscal year of the Company, an aging schedule of the Company’s accounts receivable and notes receivable an aging schedule of their respective accounts payables, each current as of the last day of the immediately preceding fiscal quarter certified by the Chief Financial Officer or President of the Company and in form, substance and detail reasonably acceptable to the Bank;

(g)          promptly after filing thereof, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all regular, periodic and special financial information (including, Forms 8-k), proxy materials, reports and other information which the Company shall file with the Securities and Exchange Commission;

(h)          promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not reasonably be expected to result in any adverse action against the Company or any Guarantor to be taken by such agency that would result in a Material Adverse Effect.

(i)           promptly, from time to time, such other information regarding the operations, business affairs and condition (financial or otherwise) of the Company or any Guarantor as the Bank may reasonably request.

SECTION 6.04.            Books and Records; Access to Premises. Keep adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with Generally Accepted Accounting Principles, and which shall reflect all financial transactions of the Company and the Guarantors. At any time during normal business hours, and upon reasonable prior notice unless Default or Event of Default has occurred and is then continuing, permit the Bank or any agents or representatives thereof, in coordination with the Bank, to examine and make copies of and abstracts from the books and records of such information which the Bank deems is necessary or desirable (including, without limitation, the financial records of the Company and the Guarantors) and to visit the properties of the Company or any Guarantor and to discuss the affairs, finances and accounts of the Company or any Guarantor with any of their respective Executive Officers or the Company’s independent accountants and to conduct, at the Company’s expense, such audits (including, without limitation, field audits of the Company and the Guarantors’ collateral and their respective books and records, as the Bank shall deem necessary in its sole discretion.

SECTION 6.05.            Notice of Adverse Change. Promptly notify the Bank in writing of (a) any change in the business or the operations of the Company or any Guarantor which could reasonably be expected to have a Material Adverse Effect, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Bank pursuant to this Agreement, fail to accurately, present in any material respect, as of the date thereof and for the period covered thereby, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

SECTION 6.06.           Notice of Default. Promptly notify the Bank of any Default or Event of Default which, to the knowledge of the Company or any Guarantor, shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.

SECTION 6.07.           Notice of Litigation. Upon obtaining actual knowledge thereof, promptly notify the Bank of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined against the the Company or any Guarantor on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.08.            Notice of Default in Other Agreements. Promptly notify the Bank of any default (following the expiration of any applicable cure and/or grace period) in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Guarantor is a party which default could reasonably be expected to have a Material Adverse Effect.

SECTION 6.09.            Notice of ERISA Event. The Company shall promptly deliver to the Bank a certificate of the Chief Financial Officer of the Company setting forth details as to the occurrence and the action, if any, which the Company, a Guarantor or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, such Guarantor, ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator, with respect thereto: that a Reportable Event has occurred with respect to a Plan, that an accumulated funding deficiency (as defined in Section 412 of the Code) has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan that is a single employer plan (within the meaning of Section 4001(a)(15) of ERISA), that a Plan has been terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that one or more Plans that are Single Employer Plans (within the meaning of Section 4001(a)(15) of ERISA) have an Unfunded Current Liability in excess of $100,000 in the aggregate, that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Company, any Guarantor or any ERISA Affiliate will incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA. Upon request of the Bank, the Company will deliver to the Bank a complete copy of the annual report (Form 5500) of each Plan that is a single employer Plan (within the meaning of Section 4001(a)(15) of ERISA), filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Bank pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Company or any Guarantor required to be delivered to the Bank hereunder shall be delivered to the Bank no later than ten days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Company or a Guarantor.

SECTION 6.10.           Notice of Environmental Law Violations. Promptly notify the Bank of the Company’s or any Guarantor’s receipt of any notice of an action, suit, and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending against the Company or any Guarantor relating to any alleged violation of any Environmental Law which, if adversely adjudicated against the Company or such Guarantor, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.11.           Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, the failure to comply with could reasonably be expected to have a Material Adverse Effect, including, without limitation, the rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.

SECTION 6.12.           Subsidiaries Transferees of Company Capital Stock. Give the Bank prompt written notice of (i) the creation, establishment or acquisition, in any manner, of any Subsidiary of the Company not existing on the Closing Date or (ii) the acquisition by the Company of any material assets not otherwise acquired in the ordinary course of its business. The Company or a Subsidiary of the Company, as appropriate, shall cause each such Subsidiary which is an Operating Company Subsidiary to execute a Guaranty and a Security Agreement in favor of the Bank concurrently with the creation, establishment or acquisition of such Operating Company Subsidiary or the acquisition of such assets by the Company and a joinder agreement with respect to the Security Agreement and, in connection therewith, shall provide to the Bank the supporting documents as the Bank may reasonably request together with a favorable written opinion of counsel to such Operating Company Subsidiary addressed to the Bank with respect to the incorporation thereof and related matters, substantially in the form of Exhibit E hereto.

SECTION 6.13.           Environmental Laws. Comply, in all material respects, with the requirements of all Environmental Laws, provide to the Bank all documentation in connection with such compliance that the Bank may reasonably request, and defend, indemnify, and hold harmless the Bank and its employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, or release of any Hazardous Materials on any property at any time owned or occupied by the Company or Guarantor; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of applicable Environmental Laws, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.

ARTICLE VII

NEGATIVE COVENANTS

The Company covenants and agrees with the Bank that so long as the Commitments remain in effect or any of the principal of or interest on the Revolving Credit Note or any other Obligations hereunder shall be unpaid, it will not, and will not cause or permit any Guarantor (if any), directly or indirectly, to:

SECTION 7.01.            Liens. Incur, create, assume or suffer to exist any Lien on any of its assets now or hereafter owned, other than:

(a)          Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or the Guarantors in accordance with Generally Accepted Accounting Principles;

(b)          carriers’, warehousemens’, mechanics’, suppliers’ or other like Liens arising in the ordinary course of business and not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Bank in any of the collateral subject to the Security Documents;

(c)          Liens incurred or deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, performance and appeal bonds, and other obligations of similar nature incurred in the ordinary course of business;

(d)          any attachment, judgment or similar Lien arising in connection with any court or governmental proceeding provided that the execution or other enforcement of such Lien is effectively stayed;

(e)          easements, rights of way, restrictions and other similar charges or encumbrances which in the aggregate do not interfere in any material respect with the occupation, use and enjoyment by the Company or any Guarantors of the property or assets encumbered thereby in the normal course of their respective business or materially impair the value of the property subject thereto;

(f)           deposits under workmen’s compensation, unemployment insurance and social security laws;

(g)          liens and other security interests granted to the Bank under this Agreement or any other Loan Document;

(h)          purchase money liens for fixed or capital assets including obligations with respect to Capital Leases; provided in each case (i) no Default or Event of Default shall have occurred and be continuing as of the date of incurrence thereof or shall occur after giving effect to such lien, (ii) such purchase money lien does not exceed 100% of the purchase price of, and encumbers only, the property acquired, or if such purchase money lien relates to purchase money Indebtedness which is being refinanced, then in such event the purchase money lien may not exceed the lesser of (x) the outstanding principal amount of Indebtedness being refinanced, and (y) 100% of the then fair market value of the property covered thereby as determined in good faith by the Chief Financial Officer of the Company, and (iii) such purchase money Lien does not secure any Indebtedness other than in respect of the purchase price (and any interest accruing thereon)of the asset acquired;

(i)           liens securing obligations under operating leases entered into in the ordinary course of the business of the Company or the Guarantors provided that such liens extend only to the equipment covered by such leases;

(j)	liens described on Schedule 7.01 hereto;

(k)         Liens arising solely from the acts or omission of any one or more of the Franchisees provided that such liens shall be discharged or vacated within thirty (30) days from the date of the Company’s notice thereof;

(l)          licenses granted in the ordinary course of the Company’s business on intellectual property which shall consist of rights granted to certain Franchisees to use certain trade names and trade marks; or

(m)        consignments of products to Franchisees in the ordinary course of business.

SECTION 7.02.            Indebtedness. Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, other than:

(a)	Indebtedness as described in Schedule 7.02 attached hereto;

(b)          Indebtedness to the Bank under this Agreement, the Revolving Credit Note or any other Loan Document;

(c)          Indebtedness for trade payables incurred in the ordinary course of business, provided such payables shall be paid or discharged when due (following the expiration of any applicable cure and/or grace period);

(d)	Indebtedness consisting of guarantees permitted pursuant to Section 7.03;

(e)          Subordinated Indebtedness; provided, however, that no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the incurrence of such Subordinated Indebtedness;

(f)           Indebtedness secured by purchase money liens or capitalized leases as permitted under Section 7.01(h); provided such Indebtedness incurred in any fiscal year of the Company shall not exceed $200,000 and, further, provided no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the incurrence of such Indebtedness; and

(g)          Indebtedness owing by the Company to any Guarantor or from any Guarantor to the Company or from any Guarantor to any other Guarantor (other than an Individual Guarantor).

SECTION 7.03.            Guaranties.    Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:

(a)         endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

(b)         guaranties of any Indebtedness under this Agreement or any other Loan Document;

(c)         guaranties by the Company of real property lease obligations of any Guarantor, any Franchisee or any Real Estate Affiliate;

(d)          payment and performance bonds and guarantees of completion in favor of a lessor of real property with respect to capital improvements to any Store Properties (excluding bonds or guarantees pertaining to borrowed money); and

(e)	guarantees listed on Schedule 7.03 attached hereto.

SECTION 7.04.           Sale of Assets. Sell, lease, transfer or otherwise dispose of their respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for (a) the sale of inventory disposed of in the ordinary course of business; (b) the sale or other disposition of properties or assets no longer used or useful in the conduct of their respective businesses; and (c) sales and transfers permitted by Section 7.12 hereof.

SECTION 7.05.            Sales of Receivables. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company or any Guarantor, with or without recourse, except for collection or discount thereof in the ordinary course of business.

SECTION 7.06.            Loans and Investments. Except as otherwise expressly permitted by the terms of this Agreement, make or commit to make any advance, loan, extension of credit, or capital contribution to, or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person except for (a) the ownership of stock or any membership interests of Guarantor existing as of the Closing Date or formed or acquired after the date hereof, provided the Company has complied with its obligations under Section 6.12 with respect to such Subsidiary; (b) investments in Cash Equivalents; (c) Permitted Acquisitions, provided that the aggregate consideration (of any kind or description including consideration paid by delivery of promissory notes, by the assumption of liabilities or otherwise, but not including, consideration consisting of the Company’s or any Guarantor’s common stock or the assumption by the Company or such Guarantor of trade payables of the Person to be acquired) paid in connection with any single Permitted Acquisition shall not exceed $1,000,000; (d) loans and advances to employees and officers of the Company, as advances against expenses, not to exceed $25,000, to any one such person, or $100,000, in the aggregate of all such persons in any calendar year; (e) loans and advances in existence on the Closing Date and set forth on Schedule 7.06 hereto; (f) trade credit to customers, including, without limitation, Franchisees, provided that such credit is extended in the ordinary course of the business of the Company or such Subsidiary; (g) intercompany loans and/or contributions of assets to be made by the Company to any Guarantor; (h) intercompany loans to any Guarantor by the Company; and (i) notes or other debt instruments issued to the Company or any of its Guarantors concurrently with a Permitted Sale Transaction, provided that the form of such or note or other debt instrument shall have been approved by the Bank and shall be collaterally assigned to the Bank simultaneously with the receipt thereof.

SECTION 7.07.            Nature of Business. Change or alter, in any material respect, the nature of its business from the nature of the business engaged in by it on the Closing Date hereof, without the prior written consent of the Bank.

SECTION 7.08.           Sale and Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, of it or any Guarantor, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

SECTION 7.09.            Federal Reserve Regulations. Permit any Revolving Credit Loan or the proceeds of any Revolving Credit Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 7.10.           Accounting Policies and Procedures. Permit any change in the accounting policies and procedures of the Company or any Guarantor, including a change in fiscal year, provided, however, that any policy or procedure required to be changed by the Financial Accounting Standards Board (or other board or committee thereof) in order to comply with Generally Accepted Accounting Principles may be so changed.

SECTION 7.11.           Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations, or cause or permit, as a result of any intentional or negligent act or omission on the part of the Company or any Guarantor, a release of Hazardous Materials onto such property or asset or onto any other property except in compliance with such laws and regulations.

SECTION 7.12.        Limitations on Fundamental Changes, Limitations on Consideration. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to, any Person, or acquire all of the stock or all or substantially all of the assets or the business of any Person or liquidate, wind up or dissolve or suffer any liquidation or dissolution except that (a) any Guarantor may merge with or transfer all or substantially all of its assets to another Guarantor or to the Company (provided that, in the case of a merger with the Company, the Company shall be the surviving entity); (b) any Real Estate Affiliate may liquidate, windup or dissolve, provided such liquidation, winding up or dissolution would not have a Material Adverse Effect and provided further that the Bank has received not less than thirty (30) days prior written notice of such action, which notice shall be executed by an Executive Officer and shall certify that (i) the only asset of such Real Estate Affiliate is a lease or sublease for real property other than contribution to capital not, in the aggregate, in excess of $10,000, (ii) there exists no material Indebtedness of such Real Estate Affiliate to the Company or any Guarantor, and (iii) neither the Company nor any Guarantor has issued any guarantee of the obligations of such Real Estate Affiliate or otherwise has any contingent obligation with respect to such Real Estate Affiliate other than guarantees to the landlord or sublessor under any such lease or sublease not to exceed six (6) months rent payable thereunder; (c) the Company and any Guarantor may enter into a Permitted Sale Transaction; (d) any Guarantor may discontinue its business and/or sell, assign, discount, lease or otherwise dispose of its assets, provided that (i) such sale, assignment, discount, lease or other disposition would not have a Material Adverse Effect, (ii) all Indebtedness of such Guarantor to the Company or any other Guarantor, and (e) the Company may, from time to time, enter into Permitted Acquisitions in accordance with Section 7.06(g) hereof.

SECTION 7.13.	Financial Condition Covenants.

(a)          Funded Debt to EBITDA. Permit, at the end of any fiscal quarter of the Company, the ratio of Funded Debt to EBITDA to be greater 2.00:1.00.

(b)          Debt Service Coverage Ratio. Permit, at the end of any fiscal quarter of the Company, the Debt Service Coverage Ratio during any period to be less than 2.00:1.00.

(c)         Minimum Net Worth. Permit Net Worth to be less than the amount set forth below opposite of the applicable fiscal year end:

Fiscal Year Ending Minimum Net Worth

December 31, 2005 $1,000,000
December 31, 2006 and thereafter $1,500,000

The financial covenants included in this Section 7.13 shall be applicable at all times and shall be tested quarterly upon receipt of the Company’s financial statements referred to in Section 6.03.

SECTION 7.14.         Subordinated Debt. Except as otherwise provided in this Agreement, directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt or amend, supplement or otherwise modify, in any material respect, any of the terms thereof without the prior written consent of the Bank.

SECTION 7.15.            Dividends. If any Default or Event of Default has occurred and is then continuing, declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Company, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of the Company or in any combination thereof, or permit any Affiliate to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of the Company or any Guarantor from any Person. Nothing herein shall restrict the ability of any Guarantor to declare any dividend and make payments thereof to the Company.

SECTION 7.16.            Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or any Guarantor’s business and upon fair and reasonable terms no less favorable to the Company or such Guarantor than they would obtain in a comparable arms-length transaction with a Person not an Affiliate.

SECTION 7.17.            Impairment of Security Interest. Take, or omit to take, any action which could reasonably be expected to have the result of impairing the security interest in any property subject to a security interest in favor of the Bank or, except as otherwise permitted by the terms hereof, grant to any person any interest whatsoever in any property which is subject to a security interest in favor of the Bank.

SECTION 7.18.           Amendments and Waivers. Without the prior written consent of the Bank, amend, supplement or otherwise modify any Plan, or its articles of organization or operating agreement or certificate of incorporation or by-laws, as applicable, or other any manner which is adverse to the Bank.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01.           Events of Default. In the case of the happening of any of the following events (each an “Event of Default”):

(a)          failure to pay (i) the principal of or interest on the Revolving Credit Loan, as and when due and payable, and such failure shall continue unremedied for a period of three Business Days or (ii) any fees under this Agreement, as and when due and payable, and such failure shall continue unremedied for a period of three Business Days following the earlier of notice to the Company or the date that the Company obtains knowledge of such default;

(b)          default shall be made in the due observance or performance of any covenant, condition or agreement of the Company or any Guarantor to be performed (i) pursuant to Article 6 (other than Section 6.03) of this Agreement, and in the case of this subclause (i) only such default shall continue unremedied for a period of 15 consecutive days following the earlier of receipt of written notice from the Bank or the date that the Company obtains knowledge of such default, unless such default cannot be reasonably remedied within such 15 day period in which case such time period shall be extended for a period of time reasonably necessary to complete such compliance using diligent efforts (but not to exceed 30 days without the prior written consent of the Bank) or (ii) pursuant to any other provision of this Agreement or any other Loan Document (other than those specified in clause (a) of this Section 8.01);

(c)          any representation or warranty made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or given;

(d)          any report, certificate, financial statement or other instrument furnished by or on behalf of the Company or a Guarantor in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given;

(e)          default (beyond any applicable grace or cure periods, if any) in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of the Company or any Guarantor in excess of $100,000, individually or in the aggregate (other than the Loan Documents, including, without limitation, the Revolving Credit Note), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof, or, any such Indebtedness shall not be paid when due;

(f)           the Company or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Guarantor or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take corporate action for the purpose of effecting any of the foregoing; or the Company or any Guarantor shall become unable or admit in writing its inability or fail generally to pay its debts as they become due; provided, however, an Event of Default under this clause (f) shall not be deemed to occur with respect to any such actions described in subclauses (i), (ii), (iii), (iv) and (v) hereof with respect to any Real Estate Affiliate, provided that the Bank has received not less than thirty (30) days prior written notice of such action, which notice shall be executed by an Executive Officer and shall certify that (x) the only asset of such Real Estate Affiliate is a lease or sublease for real property other than contribution to capital not, in the aggregate, in excess of $10,000, (y) there exists no material Indebtedness if such Real Estate Affiliate to the Company or any Guarantor, and (z) neither the Company nor any Guarantor has issued any guarantee of the obligations of such Real Estate Affiliate or otherwise has any contingent obligation with respect to such Real Estate Affiliate, other than guarantees to the landlord or sublessor under any such lease or sublease not to exceed eighteen (18) months of rent payable thereunder;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Guarantor or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Guarantor or for a substantial part of their property, or (iii) the winding-up or liquidation of the Company or any Guarantor and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days; provided, however, an Event of Default under this clause (g) shall not be deemed to occur with respect to any such involuntary proceeding commenced or filed against any Real Estate Affiliate, provided that the Bank has received not less than sixty (60) days prior written notice of such action, which notice shall be executed by an Executive Officer and shall certify that (x) the only asset of such Real Estate Affiliate is a lease or sublease for real property other than contribution to capital not, in the aggregate, in excess of $10,000, (y) there exists no material Indebtedness if such Real Estate Affiliate to the Company or any Guarantor, and (z) neither the Company nor any Guarantor has issued any guarantee of the obligations of such Real Estate Affiliate or otherwise has any contingent obligation with respect to such Real Estate Affiliate other than guarantees to the landlord or sublessor under any such lease or sublease not to exceed eighteen (18) months of rent payable thereunder;

(h)          One or more orders, judgments or decrees for the payment of money in excess of $100,000 in the aggregate shall be rendered against the Company or any Guarantor and the same shall not have been paid in accordance with such judgment, order or decree or settlement, or shall remain undischarged, uninsured or unbonded and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment, order or decree, by reason of pending appeal or otherwise, was not in effect; provided, however, an Event of Default under this clause (g) shall not be deemed to occur with respect to any judgment against any Real Estate Affiliate, provided that the Bank has received not less than thirty (30) days prior written notice of such action, which notice shall be executed by an Executive Officer and shall certify that (x) the only asset of such Real Estate Affiliate is a lease or sublease for real property other than contribution to capital not, in the aggregate, in excess of $10,000, (y) there exists no material Indebtedness if such Real Estate Affiliate to the Company or any Guarantor, and (z) neither the Company nor any Guarantor has issued any guarantee of the obligations of such Real Estate Affiliate or otherwise has any contingent obligation with respect to such Real Estate Affiliate other than guarantees to the landlord or sublessor under any such lease or sublease not to exceed eighteen (18) months of rent payable thereunder;

(i)           any Plan shall fail to maintain the minimum funding standard required under Section 412 of the Code for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is applied for or granted under Section 412 of the Code, any Plan is terminated by the Company or any ERISA Affiliate or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or the Company, any Guarantor, or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Company or any Guarantor, the granting of a security interest on such assets, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code, and in each case, such event or condition, together with all such events or conditions, if any, in the aggregate, could reasonably be expected to result in liability of the Company and the Guarantors in an aggregate amount exceeding $100,000;

(j)           any material provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms (other than as a result of the express written waiver thereof by the Bank), or the Company or any Guarantor shall so assert in writing;

(k)	a Change of Control shall have occurred; or

(l)           any of the Liens purported to be granted pursuant to any Security Document shall fail or cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall fail or cease to have the priority purported to be created thereby, in each case the failure or cessation of which materially affects the Bank’s security interest in the Collateral, except that if any Lien fails or ceases to be valid and perfected solely as a result of an act or omission of the Bank, such failure or cessation of validity or perfection shall not constitute an Event of Default;

then, at any time thereafter during the continuance of any such Event of Default, the Bank may, by written or telephonic notice to the Company, take either or both of the following actions, at the same or different times, (a) terminate the Commitments, (b) declare (i) the Revolving Credit Note, both as to principal and interest, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Revolving Credit Note to the contrary notwithstanding; provided, however, that if an Event of Default specified in Section 8.01(f) or (g) shall have occurred and be continuing, the Commitments shall automatically terminate and interest and principal shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Revolving Credit Note to the contrary notwithstanding, or (c) exercise any or all of the rights and remedies afforded to the Bank in any Security Document, by the Uniform Commercial Code or otherwise possessed by the Bank and, realize upon, dispose or, or sell, all or any part of the collateral given by the Company, any Guarantor to the Bank, and the Bank may apply the net proceeds of such realization, disposal or sale to the payment of any liabilities of the Company under the Revolving Credit Note, this Agreement or any of the other Loan Documents, as set forth in any Security Documents.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.            Notices.            All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered by hand to such party or one Business Day after being sent by overnight mail to the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, three (3) Business Days after the day on which mailed in the United States, addressed to such party at its address set forth below:

(a)	if to the Bank, at

Manufacturers and Traders Trust Company

401 Broad Hollow Road

Melville, New York 11747

Attention:	Tamra Postiglione, Vice President
Telecopy:	(631) 501-4131

(b)	if to the Company, at

Emerging Vision, Inc.

100 Quentin Roosevelt Boulevard

Garden City, New York 11530

Attention:	Chief Financial Officer

With a copy to:

Emerging Vision, Inc.

100 Quentin Roosevelt Boulevard

Garden City, New York 11530

Attention:	General Counsel
Telecopy:	(516) 465-6920

- and -

(c)          as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 9.01.

SECTION 9.02.           Effectiveness; Survival. This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Bank. All representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Bank of the Revolving Credit Loan as herein contemplated and the execution and delivery to the Bank of the Revolving Credit Note evidencing the Revolving Credit Loan and shall continue in full force and effect so long as the Obligations hereunder are outstanding and the Commitments are in effect. The obligations of the Company pursuant to Section 9.03 shall survive termination of this Agreement and payment of the Obligations.

SECTION 9.03.            Expenses. The Company agrees (a) to indemnify, defend and hold harmless the Bank and its officers, directors, employees, and affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financing contemplated hereby, the use of any proceeds of such financing or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand (together with reasonable documentary evidence thereof) for any reasonable, legal or other expenses incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified person, (b) to pay or reimburse the Bank for all its out-of-pocket costs and expenses incurred in connection with the preparation and execution of and any amendment, supplement or modification to this Agreement, the Revolving Credit Note any other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and disbursements of Farrell Fritz, P.C., counsel to the Bank (all subject to receipt of reasonable documentary evidence thereof), and (c) to pay or reimburse the Bank for all its costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the Revolving Credit Note, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Bank, including all such out-of-pocket expenses incurred during any work-out, restructuring or negotiations in respect of the Obligations, all subject to receipt of reasonable documentary evidence thereof.

SECTION 9.04.           Amendments and Waivers. The Bank and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Revolving Credit Note or any of the other Loan Documents or changing in any manner the rights of the Bank or of the Company hereunder or thereunder, and the Bank may execute and deliver to the Company a written instrument waiving, on such terms and conditions as the Bank may specify in such instrument, any of the requirements of this Agreement or the Revolving Credit Note or any of the other Loan Documents or any Event of Default.

SECTION 9.05.           Successors and Assigns; ParticipationsAmendments and Waivers.

(a)          This Agreement shall be binding upon and inure to the benefit of the Company, the Bank, all future holders of the Revolving Credit Note and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

(b)          The Bank may assign or grant participations in all or a part of its rights and obligations. Furthermore, the Bank may at any time pledge or assign or grant a security interest in all or any part of its rights under this Agreement, the Commitments and the Revolving Credit Note to a Federal Reserve Bank or otherwise.

SECTION 9.06.           No Waiver; Cumulative Remedies. Neither any failure nor any delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Revolving Credit Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.

SECTION 9.07.         APPLICABLE LAW. THIS AGREEMENT AND THE REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW.

SECTION 9.08.           SUBMISSION TO JURISDICTION; JURY WAIVER. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH FEDERAL OR STATE COURT BY ANY FEDERAL OR STATE COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT OR (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. THE COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING CREDIT NOTE OR ANY OTHER LOAN DOCUMENT.

SECTION 9.09.            Severability. In case any one or more of the provisions contained in this Agreement, the Revolving Credit Note or any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 9.10.            Right of Setoff. If an Event of Default shall have occurred and be continuing, the Bank and each Affiliate of the Bank are each hereby authorized at any time and from time to time during the continuation of such Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank or any Affiliate of the Bank to or for the credit or the account of the Company against any and all of the Obligations of the Company now and hereafter existing under this Agreement and the Revolving Credit Note held by the Bank, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Revolving Credit Note, other than as required pursuant to Section 8 hereof, and although such Obligations may be unmatured. The Bank shall promptly notify the Company after any such setoff and application made by the Bank or any of its Affiliates, but the failure to give such notice shall not affect the validity of such setoff or application. The rights of the Bank and each Affiliate of the Bank under this Section 9.10 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which they may have.

SECTION 9.11.           Replacement of Revolving Credit Note. Upon receipt of an affidavit of an officer of the Bank as to loss, theft, destruction, mutilation of the Revolving Credit Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of the Revolving Credit Note or other security document, the Company will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

SECTION 9.12.           Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 9.13.          Construction. This Agreement is the result of negotiations between, and has been reviewed by, each of the Company, the Bank and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Company or the Bank.

SECTION 9.14.            Reinstatement; Certain Payments. If claim is ever made upon the Bank for repayment or recovery of any amount or amounts received by the Bank in payment or on account of any of the Obligations under this Agreement, the Bank shall give prompt notice of such claim to the Company, and if the Bank repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank or any of its property, or (ii) any settlement or compromise of any such claim effected by the Bank with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company notwithstanding the cancellation of the Revolving Credit Note or other instrument evidencing the

Obligations under this Agreement or the termination of this Agreement, and the Company shall be and remain liable to the Bank hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Bank.

SECTION 9.15.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which, taken together, shall constitute one and the same instrument.

[next page is signature page]

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

EMERGING VISION, INC.

By: _____________________________

Name:

Title:

MANUFACTURERS AND TRADERS TRUST COMPANY

By: _____________________________

Name:

Title:

SCHEDULE 1.01

Store Properties

1900 M Street NW	Washington	DC	-20036
1701 Sunrise Highway	Bayshore	NY	11706-6091
794 Lexington Avenue	New York	NY	10021-8160
56-25 Myrtle Avenue	Ridgewood	NY	11385-4740
Horsham Rd / Route 309	North Wales	PA	-19454
231 Westmoreland Mall	Greensburg	PA	-15601
1645 N. Spring Street	Beaver Dam	WI	53916-1194
160 North Gulph Road	King of Prussia	PA	19406-2937
3300 Chambers Road	Horseheads	NY	14845-5134
650 Lee Boulevard	Yorktown Heights	NY	10598-1100
Country Club Mall	La Vale	MD	-21052
22 Clifton Country Rd	Clifton Park	NY	12065-3901
301 Mt. Hope Ave / Suite #2043	Rockaway	NJ	-7866
4125 Cleveland Ave	Ft. Myers	FL	33901-9046
3601 Jamboree Road #15A	Newport Beach	CA	92660-2962
1021 Westminster Mall	Westminster	CA	92683-4942
2700 Potomac Mills #949	Woodbridge	VA	22192-4625
3333 W. Henrietta Road	Rochester	NY	14623-3543
1744 Veterans Memorial Hwy	Islandia	NY	11749-1542
1725 Dual Hwy	Hagerstown	MD	-21740
1325 Annapolis Mall	Annapolis	MD	21401-3008
368 Menlo Park Drive	Edison	NJ	08837-4400
1152 Green Acres Mall	Valley Stream	NY	11581-1538
3500 East West Highway	Hyattsville	MD	-20782
21110 Dulles Town Circle #290	Dulles	VA	20166-2436
11702 U	Fairfax	VA	22033-3325
423 Fulton Street	Brooklyn	NY	11201-5121
1125 Lexington Ave	New York	NY	10021-0429
10300 Mill Run Circle	Owings Mills	MD	21117-4213
10300 Little Paxtuxent Parkway	Columbia	MD	21044-3341
7101 Democracy Blvd	Bethesda	MD	-20817
901 Market Street	San Francisco	CA	94103-1729
1060 Brea Mall Way	Brea	CA	92821-5718
1 Mills Circle / Suite #1016	Ontario	CA	91764-5207
808 West Street Road	Warminster	PA	18974-3125
7900 McKnight Road/Suite 230	Pittsburgh	PA	15237-4051
3520 Capital City Mall Drive	Camp Hill	PA	-17050
373 West Lancaster Avenue	Wayne	PA	19087-3926
852 Kirkwood Plaza	Bismarck	ND	58504-5752

SCHEDULE 4.08

Environmental Matters

None

SCHEDULE 4.16

Subsidiaries

EMERGING VISION OF KING OF PRUSSIA, INC.

EVI ACQUISITION, INC.

INSIGHT IPA OF NEW YORK, INC.

INSIGHT LASER CENTERS, INC.

INSIGHT LASER CENTERS, N.Y.I, INC.

INSIGHT TOTAL MANAGED CARE, INC.

MACARTHUR CENTER REAL ESTATE

SIGHT FOR SORE EYES FRANCHISE

SITE FOR SORE EYES SACRAMENTO

SINGER SPECS, INC.

SINGER SPECS ADVERTISING INC.

SINGER SPECS OF WESTMORELAND, INC.

STERLING ADVERTISING, INC.

STERLING BRYANT II CORP.

STERLING ROSLYN CORP.

STERLING VISION OF 794 LEXINGTON, INC.

STERLING VISION OF ANNAPOLIS, INC.

STERLING VISION OF ARNOT MALL, INC.

STERLING OPTICAL OF ARROWHEAD, INC.

STERLING VISION OF BASHFORD MANOR, INC.

STERLING VISION OF BAY RIDGE, INC.

STERLING OPTICAL OF BAYSHORE, INC.

STERLING VISION OF BEAVER DAM, INC.

STERLING VISION OF BLASDELL, INC.

STERLING VISION BOS, INC.

STERLING VISION OF BREA, INC.

STERLING VISION OF CALIFORNIA, INC.

STERLING VISION OF CAMBRIDGE SQUARE, INC.

STERLING VISION OF CAMP HILL, INC.

STERLING VISION OF CAPITOLA, INC.

STERLING OPTICAL OF CHAUTAUQUA, INC.

STERLING VISION OF CLIFTON PARK, INC.

STERLING VISION OF COLUMBIA MALL, INC.

STERLING OPTICAL OF COMMACK, INC.

STERLING OPTICAL OF CROSSGATES MALL, INC.

STERLING VISION OF DELAFIELD, INC.

STERLING VISION OF DENVER, INC.

STERLING VISION DKM, INC.

STERLING VISION OF DULLES, INC.

STERLING VISION OF EASTLAND, INC.

STERLING VISION OF EAU CLAIRE, INC.

STERLING VISION OF EAST ROCKAWAY, INC.

STERLING VISION OF EDISON, INC.

STERLING VISION OF FAIR OAKS, INC.

STERLING VISION OF FARGO, INC.

STERLING OPTICAL OF FLAGSTAFF, INC.

STERLING VISION OF FORESTVILLE, INC.

STERLING VISION OF FORT MYERS, INC.

STERLING VISION OF FULTON ST., INC.

STERLING OPTICAL OF GRAND AVENUE, INC.

STERLING VISION OF GREEN ACRES, INC.

STERLING VISION OF HAGERSTOWN, INC.

STERLING VISION OF HEMPSTEAD, INC.

STERLING VISION OF IRONDEQUOIT, INC.

STERLING VISION OF ISLANDIA, INC.

STERLING OPTICAL OF JEFFERSON VALLEY, INC.

STERLING VISION OF JERSEY GARDENS, INC.

STERLING VISION OF KENOSHA, INC.

STERLING VISION OF KIRKWOOD MALL, INC.

STERLING VISION OF LANDOVER, INC.

STERLING OPTICAL OF LAVALE, INC.

STERLING VISION OF LIGHT STREET, INC.

STERLING VISION OF MAIN PLACE, INC.

STERLING VISION OF MONTGOMERY, INC.

STERLING VISION OF MONTGOMERY MALL, INC.

STERLING VISION OF NANUET, INC.

STERLING VISION OF NAPA, INC.

STERLING OPTICAL OF NEWBURGH, INC.

STERLING VISION OF NEWPARK, INC.

STERLING VISION OF NEWPORT BEACH, INC.

STERLING VISION OF ONTARIO MILLS, INC.

STERLING VISION OF OWINGS MILLS, INC.

STERLING VISION OF PALISADES, INC.

STERLING VISION OF POTOMAC MILLS, INC.

STERLING VISION OF PRINCE GEORGES PLAZA, INC.

STERLING VISION OF REGO PARK, INC.

STERLING OPTICAL OF ROCKAWAY, INC.

STERLING VISION OF SEACLIFF VILLAGE, INC.

STERLING VISION OF SF, INC.

STERLING VISION OF SOUTH TOWNE PLAZA, INC.

STERLING VISION OF SPOTSYLVANIA, INC.

STERLING VISION OF THE FALLS, INC.

STERLING VISION OF TOMS RIVER, INC.

STERLING VISION OF WARMINSTER, INC.

STERLING VISION OF WESTMINSTER, INC.

STERLING VISION OF WESTMORELAND, INC.

STERLING VISION OF WHEATON PLAZA, INC.

STERLING VISION OF WHITE FLINT, INC.

STERLING VISION OF YORKTOWN HEIGHTS, INC.

VISIONCARE OF CALIFORNIA

VISION OPTICAL CO. INC.

SCHEDULE 6.01

Insurance Policies

See attached

SCHEDULE 7.01

Permitted Liens

None

SCHEDULE 7.02

Indebtedness

None

SCHEDULE 7.03

Guaranties

Agreement and Guaranty of Lease, dated September 22, 2003, given by Emerging Vision, Inc. in favor of Alan Reider and Carol Stahl, as co-trustees under Trust Agreement, dated November 25, 1991, as amended